As filed with the Securities and Exchange Commission on June 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0377773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address and zip code of principal executive offices)

BankUnited Financial Corporation

2002 Stock Award and Incentive Plan

(Full title of the plan)

Alfred R. Camner

Chairman of the Board and Chief Executive Officer

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Bridget A. Wong, Esq.

Michael C. Sontag, Esq.

Camner, Lipsitz and Poller,

Professional Association

550 Biltmore Way, Suite 700

Coral Gables, Florida 331314

(305) 461-1100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01	818,245 Shares	$30.82	$25,218,311	$2,698.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the number of securities registered hereby includes an undetermined number of shares resulting from any stock splits, stock dividends or similar transactions relating to the registered securities in accordance with the adjustment provisions of the 2002 Stock Award and Incentive Plan.
(2)	Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, estimated for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Common Stock on May 31, 2006, as quoted on the Nasdaq National Market.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

Explanatory Note

This Registration Statement on Form S-8 is filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933, as amended, with respect to 818,245 additional shares of the Registrant’s Class A Common Stock, par value $.01 per share, pursuant to the Registrant’s 2002 Stock Award and Incentive Plan. Accordingly, of the Registrant’s Form S-8 Registration Statement 333-85526 filed by the Registrant with the Securities and Exchange Commission on April 4, 2002 is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents.

The following documents filed by BankUnited Financial Corporation (“BankUnited”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein (Commission File No. 5-43936):

(1) BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2005 filed with the Commission on December 14, 2005; except for item 8 which is incorporated by reference from BankUnited’s Form 10-K/A filed December 16, 2005 and certifications which are incorporated by reference from BankUnited’s Form 10-K/A filed on February 16, 2006;

(2) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the Commission on February 9, 2006; except for the certifications which are incorporated by reference from BankUnited’s Form 10-Q/A filed on February 16, 2006;

(3) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Commission on May 9, 2006;

(4) BankUnited’s Current Report on Form 8-K dated December 14, 2005 filed with the Commission on December 20, 2005;

(5) BankUnited’s Current Report on Form 8-K dated December 20, 2005 filed with the Commission on December 27, 2005;

(6) BankUnited’s Current Report on Form 8-K dated January 18, 2006 filed with the Commission on January 18, 2006;

(7) BankUnited’s Current Report on Form 8-K/A dated January 18, 2006 filed with the Commission on January 19, 2006;

(8) BankUnited’s Current Report on Form 8-K dated January 19, 2006 filed with the Commission on January 20, 2006;

(9) BankUnited’s Current Report on Form 8-K dated January 20, 2006 filed with the Commission on January 23, 2006;

(10) BankUnited’s Current Report on Form 8-K dated January 25, 2006 filed with the Commission on January 30, 2006;

(11) BankUnited’s Current Report on Form 8-K dated January 27, 2006 filed with the Commission on January 31, 2006;

(12) BankUnited’s Current Report on Form 8-K dated April 18, 2006 filed with the Commission on April 18, 2006;

(13) BankUnited’s Current Report on Form 8-K dated April 21, 2006 filed with the Commission on April 27, 2006;

(14) BankUnited’s Current Report on Form 8-K dated May 3, 2006 filed with the Commission on May 9, 2006; and

(15) BankUnited’s Current Report on Form 8-K dated March 5, 1993 filed with the Commission to register BankUnited’s Class A Common Stock under Section 12(g) of the Exchange Act.

All documents filed with the Commission by BankUnited pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the securities offered by this Registration Statement have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the securities offered hereby will be passed upon for BankUnited by Camner, Lipsitz and Poller, PA., Coral Garbles, Florida. Alfred R. Camner, Chairman of the Board and Chief Executive Officer of BankUnited, is Senior Managing Director and a stockholder of Camner, Lipsitz and Poller, P.A. Errin E. Camner, Managing Director of Camner, Lipsitz and Poller, P.A. is the daughter of Alfred R. Camner. As of March 31, 2006, directors and employees of Camner, Lipsitz and Poller, P.A. participating in the representation of BankUnited in this Registration Statement on Form S-8 beneficially own an aggregate of approximately 253,206 shares of Class A Common Stock, 627,806 shares of Class B Common Stock and 1,527,363 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of others classes of stock).

Item 6. Indemnification of Directors and Officers.

Article IX of the Articles of Incorporation of BankUnited provides that BankUnited shall indemnify its officers and directors to the fullest extent permitted by law.

The Bylaws of BankUnited provide that BankUnited will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of BankUnited for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys’ fees. Such indemnification may only be made, however, if final judgment on the merits is in his or her favor other than on the merits, if a majority of the Board of Directors of BankUnited determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of BankUnited.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of BankUnited in the case of a proceeding by or in the right of BankUnited to procure a judgment in its favor or by or in the right of a stockholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, BankUnited to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of BankUnited) by reason of the fact that he is or was a director, officer, employee or agent of BankUnited (or is or was serving at the request of BankUnited in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of BankUnited and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of BankUnited in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of directors for improper distributions) are applicable.

BankUnited has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.*

The following is a list of Exhibits to this Registration Statement:

5.1	Opinion of Camner, Lipsitz and Poller, P.A. regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Camner, Lipsitz and Poller, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

24.1	Power of attorney (set forth on the signature page in Part II of this Registration Statement).

*	Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on June 2, 2006.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Alfred R. Camner
Alfred R. Camner
Chairman of the Board, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner, Ramiro A. Ortiz and Humberto L. Lopez, and each of them singly, with the power to act without the other, as lawful attorneys-in-fact with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 2, 2006 by the following persons in the capacities indicated.

/s/ Alfred R. Camner Alfred R. Camner	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lawrence H. Blum Lawrence H. Blum	Vice Chairman of the Board and Director

/s/ Ramiro A. Ortiz Ramiro A. Ortiz	President, Chief Operating Officer and Director

/s/ Humberto L. Lopez Humberto L. Lopez	Senior Executive Vice President and Chief Financial Officer

/s/ Bernardo Argudin Bernard Argudin	Executive Vice President and Chief Accounting Officer

/s/ Tod N. Aronovitz Tod N. Aronovitz	Director

/s/ Allen M. Bernkrant Allen M. Bernkrant	Director

/s/ Sharon A. Brown Sharon A. Brown	Director

/s/ Lauren R. Camner Lauren R. Camner	Director

/s/ Marc D. Jacobson Marc D. Jacobson	Director

/s/ Hardy C. Katz Hardy C. Katz	Director

/s/ Neil Messinger Neil Messinger	Director

/s/ Albert E. Smith Albert E. Smith	Director

/s/ Bradley S. Weiss Bradley S. Weiss	Director

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Camner, Lipsitz and Poller, P.A. regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.